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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

JANUARY 6, 2003

CONTACTS:

Analysts                                  Media

Jay Gould         (614) 480-4060          Jeri Grier        (614) 480-5413
Susan Stuart      (614) 480-3878          Karen Del Toro    (614) 480-3077

               HUNTINGTON ANNOUNCES FOURTH QUARTER CREDIT ACTIONS

             - COMPLETED SALE OF $47 MILLION OF NONPERFORMING LOANS

     - $51 MILLION INCREMENTAL CHARGE-OFFS INCLUDING ONE $30 MILLION HEALTH
                                   CARE CREDIT

                - NO NET IMPACT ON 2002 FOURTH QUARTER EARNINGS

          - STRONG 1.76% LOAN LOSS RESERVE RATIO AT DECEMBER 31, 2002

     - IMPROVED 269% NONPERFORMING LOAN COVERAGE RATIO AT DECEMBER 31, 2002

          - 9:00A.M. CONFERENCE CALL TOMORROW MORNING, JANUARY 7, 2003

      COLUMBUS, OHIO - Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) today announced the following 2002 fourth quarter credit actions:

- $47 million sale of nonperforming loans completed with $21 million of incremental charge-offs, and

- $30 million charge-off, or 100% of the credit exposure, associated with one customer in the health care finance business that was put on nonperforming loan status in November 2002, as previously disclosed.

       Year end credit quality ratios will be strong. Compared to ratios at September 30, 2002, this includes:

- 0.65% ratio of nonperforming assets to loans and other real estate owned, down significantly from 1.05%, and 10 basis points below the 0.75% third quarter median of 19 peer banks (1),

- 269% nonperforming asset coverage ratio (loan loss reserve as a percent of nonperforming assets), up significantly from 191%, and 92 percentage points higher than the 177% third quarter peer median (1), and

- 1.76% loan loss reserve to loan ratio, down from 2.00%, but 29 basis points higher than the 1.47% third quarter peer median (1).


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      "An ongoing objective over the past 18 months has been to build a fortress balance sheet and foster a strong credit culture," said Tom Hoaglin, chairman, president and chief executive officer. "In 2001 as nonperforming loans increased, reserves were strengthened accordingly from 1.45% in March 2001 to 2.05% at year end 2001. Also, earlier last year we strengthened our credit workout group, whose mission is the early identification and resolution of problem credits. Late in the 2002 fourth quarter, this group identified an economically attractive opportunity for the sale of $47 million of nonperforming commercial loans. We believe it is in our shareholders' best interest to affect the sale of these loans."

      "These actions will have no net earnings impact on fourth quarter earnings as existing loan loss reserves are sufficient to absorb the related charge-offs," Hoaglin noted.

      "As a result of these actions, our nonperforming asset coverage ratio is significantly strengthened and among the highest of our peers, and our loan loss reserve ratio remains strong and well above peer averages," he continued. "Since early 2001 we have continually taken steps to improve our credit risk profile including strengthened underwriting and workout disciplines, deliberately reduced our shared national credit exposure by $500 million, and originated much higher credit quality auto loans and leases. Further, about 70% of our loan growth last year represented low credit risk residential real estate and home equity loans. These changes, together with our strong capital position and a 2003 outlook that anticipates modestly improving credit quality, provides us comfort that our 1.76% reserve level is strong."

      The following table highlights the impact of the 2002 fourth quarter credit actions on related credit quality performance results:

         ($ in millions)                    3Q02                 4Q02
                                          Actuals        Before        After       Change vs.
                                                         Actions      Actions         3Q02
                                        ------------------------------------------------------
Nonperforming assets (NPA) - $EOP         $  214       $   214       $  137       $ (77)
Nonperforming assets - %                    1.05%         1.02%        0.65%        (40) bp
Net charge-offs - $                       $   44       $    44       $   95        +$51
Net charge-offs - % annualized              0.87%         0.84%        1.84%       + 97 bp
Loan loss reserve / loans ratio -EOP        2.00%         2.00%        1.76%        (24) bp
Loan loss reserve / NPAs - EOP               191%          196%         269%       + 78 pct. pts

       EOP = end of period


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(1) Peer average consists of the following 19 regional bank holding companies:
AmSouth, BB& T, Banknorth Group, Charter One, Comerica, Compass Bancshares, Fifth Third, First Tennessee, Hibernia, KeyCorp, M&T Bank, Marshall & Ilsley, National Commerce, National City Corp., Regions Financial, South Trust, Union Banc Cal, Union Planters, and Zions.

CONFERENCE CALL / WEBCAST INFORMATION

Huntington's senior management will host an earnings conference call tomorrow morning, January 7, at 9:00a.m. EST. The call may be accessed via a live Internet webcast at www.huntington-ir.com or through a dial-in telephone number at (800) 521-5499. Slides will be available at www.huntington-ir.com just prior to 8:00a.m. EST, January 7 for review during the call. A replay of the webcast will be archived in the Investor Relations section of Huntington's web site www.huntington.com. A telephone replay will be available two hours after the completion of the call through January 14, 2003, at (888) 211-2648; conference ID 2862627. The conference call transcript and slides will be filed with the Securities and Exchange Commission on Form 8-K.

FORWARD-LOOKING STATEMENT

This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. A number of factors, including but not limited to those set forth under the heading "Business Risks" included in Item 1 of Huntington's Annual Report on Form 10-K for the year ended December 31, 2001, and other factors described from time to time in Huntington's other filings with the Securities and Exchange Commission, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. All forward-looking statements included in this news release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.

ABOUT HUNTINGTON

Huntington Bancshares Incorporated is a $27 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has more than 136 years of serving the financial needs of its customers. Huntington provides innovative retail and commercial financial products and services through more than 300 regional banking offices in Indiana, Kentucky, Michigan, Ohio and West Virginia. Huntington also offers retail and commercial financial services online at www.huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of more than 900 ATMs. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Florida, Georgia, Tennessee, Pennsylvania and Arizona; Private Financial Group offices in Florida; and Mortgage Banking offices in Florida, Maryland and New Jersey. International banking services are made available through the headquarters office in Columbus and additional offices located in the Cayman Islands and Hong Kong.

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